Exhibit 99.6

RENEWED AND EXTENDED
STOCK OPTION
TO PURCHASE SHARES OF COMMON STOCK OF
OCEAN BIO-CHEM, INC.

OPTIONEE:	PETER G. DORNAU
ADDRESS	_________________
NUMBER OF SHARES
SUBJECT TO OPTION GRANTED:	155,500
EXERCISE PRICE PER SHARE:	$.55
DATE OF GRANT:	March 25, 2009
EXERCISE DATE:	March 25, 2009
EXPIRATION DATE:	March 24, 2014

1.           Grant of Option. OCEAN BIO-CHEM, INC., a Florida corporation (the "Corporation"), hereby grants to the optionee named above ("Optionee") an option (this "Option") to purchase the total number of shares of common stock of the Corporation set forth above (the "Shares") at the exercise price per share set forth above (the "Exercise Price").

2.           Exercise Period of Option. Subject to the terms and conditions of this Grant, this Option became exercisable on March 25, 2009 as to 115,500 Option Shares provided that this Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the Expiration Date.

3.           Restrictions on Exercise. Exercise of this Option is subject to the following limitations:

(a)           This Option may not be exercised unless such exercise is in compliance with the Securities Act of 1933, as amended, and all applicable state securities laws, as in effect on the date of exercise.

(b)           This Option may be exercised in whole or in part but may not be exercised as to fewer than 100 Shares, unless it is exercised as to all Shares as to which this Option is then exercisable.

4.           Manner of Exercise.

(a)           This Option shall be exercisable by delivery to the Corporation of an executed written Notice and Agreement in the form attached hereto as Exhibit "A", or in such other form as may be approved by the Corporation's Board of Directors, which shall set forth Optionee's election to exercise this Option, the number of Shares being purchased, any restrictions imposed on the Shares and such other representations and agreements regarding Optionee's investment intent and access to information as may be required by the Corporation's Board to comply with applicable securities laws.

(b)           Notwithstanding anything to the contrary contained in this Option, this Option may be exercised by presentation and surrender of this Option to the Corporation at its principal executive offices with a written notice of the Holder's intention to effect a cashless exercise, including a calculation of the number of Option Shares to be issued upon such exercise in accordance with the terms hereof (a "Cashless Exercise"). In the event of a Cashless Exercise, and in lieu of paying the Exercise Price in cash, check or other immediately available funds, the Holder shall surrender this Option for that number of the Corporation's shares of common stock determined by multiplying the number of Option Shares for which this Option is being exercised by the closing price for the Corporation's common stock on the principal market for such common stock on the date preceding the Exercise Date (provided such notice and designation of Exercise Date must take place subsequent to the closing of the principal markets and prior to the opening of the principal market in the following way) minus the exercise price in effect at such time, divided by such closing price.

The purchase price of stock may also acquired pursuant to an option to be paid at the time the option is exercised (i) in cash, check payable to the order of the Company, or (ii) shares of common stock of the Company with a fair market value equal to the option price for the shares being purchased; or (iii) having shares withheld from the total number of shares of Common Stock to be delivered upon exercise; or (iv) delivering a properly executed notice, together with in-evocable instructions to a broker, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price. If a person other than the optionee exercises an option, such person must furnish the Company appropriate documentation evidencing that such person or persons have the full legal right and power to exercise the option on behalf of and for the optionee.

(c)           Prior to the issuance of the Shares upon exercise of this Option, Optionee must pay or make adequate provision for any applicable federal or state withholding obligations of the Corporation.

(d)           Provided that such notice and payment are in form and substance satisfactory to counsel for the Corporation, the Corporation shall cause the Shares to be issued registered in the name of Optionee or Optionee's legal representative.

5. Registration Rights

(a)           Piggyback Registration.  If at any time commencing one (1) year from the date hereof and expiring five(5) years from the date hereof, the Corporation proposes to register any of its securities under the Act, it will give written notice, at least thirty (30) days prior to the filing of each such registration statement, to the holder of the Option and/or the Shares notifies the Corporation within twenty (20) days after receipt of any such notice of his desire to include the Shares in such proposed registration statement, the Corporation shall afford such holder of the Option and/or Shares the opportunity to have the Shares registered under such registration statement.

(b)           Notwithstanding the provisions of this Section 5(b), the Corporation shall have the right at any time after it shall have given written notice pursuant to this Section 5(b) (irrespective of whether a written request for inclusion of Shares shall have been made) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof.

(c)           Covenants of the Corporation With Respect to Registration. In connection with any registration under Section 5(a), the Corporation covenants and agrees as follows:

(i)           The Corporation shall use its best efforts to have the registration statement declared effective at the earliest possible time, and shall furnish such number of prospectuses as shall reasonably be requested.

(ii)           The Corporation shall pay all costs, fees and expenses in connection with any new registration statements under Section 5(a) hereof, including, without limitation, the Corporation's legal and accounting fees, printing expenses, blue sky fees and expenses, except that the Corporation shall not pay for any of the following costs, fees or expenses: (1) underwriting discounts and commission allocable to the Shares; (2) state transfer taxes; (3) brokerage commissions; and (4) fees and expenses of counsel and accountants for the holder of the Option and/or Shares.

(iii)           The Corporation will take all necessary action which may be required in qualifying or registering the Shares included in a new registration statement for offering and sale under the securities or blue sky laws of such states as are requested by the holders of the Shares, provided that the Corporation shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of such jurisdiction.

(iv)           The Corporation shall indemnify the holders of Option Shares to be sold pursuant to a new registration statement and each person, if any, who control such holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement.

(v)           The holders of the Option Shares to be sold pursuant to a new registration statement, and their successors and assigns, shall indemnify the Corporation, its officers and directors and each person, if any, who controls the Corporation within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such holders, or their successors or assigns, fur specific inclusion in a new registration statement.

6.           Adjustments of Exercise Price and Number of Shares.

(a)           Computation of Adjusted Price. Except as hereinafter provided, in case the Corporation shall at any time after the date hereof issue or sell any shares of Common Stock (other than the issuance or sale referred to in Section 6(f) hereof), including shares held in the Corporation's treasury, for a consideration per share less than the Exercise Price in effect immediately prior to the issuance or sale of such shares, or without consideration, then forthwith upon such issuance or sale the Exercise Price shall (until another such issuance or sale) be reduced to a price (calculated to the nearest full cent) determined by dividing (A) an amount equal to the sum of(X) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale, multiplied by the Exercise Price in effect immediately prior to such issuance or sale, plus, (Y) the aggregate of the amount of all consideration, if any, received by the Corporation upon such issuance or sale, by (3) the total number of shares of Common Stock outstanding immediately after such issuance or sale; provided, however, that in no event shall the Exercise Price be adjusted pursuant to this computation to an amount in excess of the Exercise Price in effect immediately prior to such computation, except in the case of a combination of outstanding shares of Common Stock, as provided in this Section 6(a) hereof.

For the purposes of any computation to be made in accordance with this Section 6(a), the following provisions shall be applicable:

(i)           In case of the issuance or sale of shares of Common Stock for a consideration, part or all of which shall be cash, the amount of the cash consideration therefore shall be deemed to be the amount of cash received by the Corporation for such shares (or, if shares of Common Stock are offered by the Corporation for subscription, the subscription price, or, if either of such securities shall be sold to underwriters or dealers for public offering without a subscription offering (the initial public offering price), before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services, or any expenses incurred in connection therewith.

(ii)           In case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Corporation, or on the exercise of options, rights or warrants or on the conversion or exchange of convertible or exchangeable securities) of shares of Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefore other than cash shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors of the Corporation.

(iii)           Shares of Common Stock issuable by way of dividend or other distribution on any stock of the Corporation shall be deemed to have been issued immediately after the opening of business of the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration.

(iv)           The reclassification of securities of the Corporation other than shares of Common Stock into securities including shares of Common Stock shall be deemed to involve the issuance of such shares of Common Stock for a consideration other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Common Stock shall be determined as provided in subsection (ii) of this Section 6(a).

(v)           The number of shares of Common Stock at any one time outstanding shall include the aggregate number of shares issued or issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of options, rights, warrants and upon the conversion or exchange of convertible or exchangeable securities.

(b)           Options, Rights, Warrants and Convertible and Exchangeable Securities. In case the Corporation shall at any time after the date hereof issue options, rights or warrants to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share less than the Exercise Price in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, or without consideration, the Exercise Price in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, as the case may be, shall be reduced to a price determined by making a computation in accordance with the provisions of Section 6(a) hereof, provided that:

(i)           The aggregate maximum number of shares of Common Stock, as the case may be, issuable under such options, rights or warrants shall be deemed to be issued and outstanding at the time such options, rights or warrants were issued, and for a consideration equal to the minimum purchase price per share provided for in such options, rights or warrants at the time of issuance, plus the consideration (determined in the same manner as consideration received on the issue or sale of shares in accordance with the terms of this Option), if any, received by the Corporation for such options, rights or warrants; provided, however, that upon the expiration or other termination of such options, rights or warrants, if any thereof shall not have been exercised, the number of shares of Common Stock deemed to be issued and outstanding pursuant to this subsection (i) (and for the purposes of subsection (iv) of Section 6(a) hereof) shall be reduced by such number of shares as to which options, warrants and/or rights shall have been exercised or terminated unexercised, and such number of shares shall no longer be deemed to be issued and outstanding& and the Exercise Price then in effect shall forthwith be readjusted and thereafter be the price which it would have been had adjustment been made on the basis of the issuance only of shares actually issued or issuable upon the exercise of those options, rights or warrants as to which the exercise rights shall not have expired or terminated unexercised.

(ii)           The aggregate maximum number of shares of Common Stock issuable upon conversion or exchange of any convertible or exchangeable securities shall be deemed to be issued and outstanding at the time of issuance of such securities, and for a consideration equal to the consideration (determined in the same manner as consideration received on the issue or sale of shares in accordance with the terms of this Option received by the Corporation for such securities, plus the minimum consideration, if any, receivable by the Corporation upon the conversion or exchange thereof provided, however, that upon the termination of the right to convert or exchange such convertible or exchangeable securities (whether by reason of redemption or otherwise), the number of shares of Common Stock deemed to be issued and outstanding pursuant to this subsection (ii) (and for the purpose of subsection (v) of Section 6(a) hereof) shall be reduced by such number of shares as to which the conversion or exchange rights shall have expired or terminated unexercised, and such number of shares shall no longer be deemed to be issued and outstanding. The Exercise Price then in effect shall forthwith be readjusted and thereafter be the price which it would have been had adjustment been made on the basis of the issuance only of the shares actually issued or issuable upon the conversion or exchange of those convertible or exchangeable securities as to which the conversion or exchange rights shall not have expired or terminated unexercised.

(iii)           If any change shall occur in the price per share provided for in any of the options, rights or warrants referred to in subsection (i) of this Section 6(b), or in the price per share at which the securities referred to in subsection (ii) of this Section 6(b) are convertible or exchangeable, such options, rights or warrants or conversion or exchange rights, as the case may be, shall be deemed to have expired or terminated on the date when such price change become effective in respect of shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Corporation shall be deemed to have issued upon such date new, options, rights or warrants or convertible or exchangeable securities at the new price in respect of the number of shares issuable upon the exercise of such options, rights or warrants or the conversion or exchange of such convertible or exchangeable securities.

(c)           Subdivision and Combination. In case the Corporation shall at any time subdivide or combine the outstanding shares of Common Stock, the Exercise Price shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination.

(d)           Adjustment in Number of Shares. Upon each adjustment of the Exercise Price pursuant to the provisions of this Article 6, the number of shares of Common Stock issuable upon the exercise of this Option shall be adjusted to the nearest full share by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of the Option immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

(e)           Reclassification, Consolidation, Merger, etc. In case of any reclassification or change of the outstanding shares of Common Stock (other than a change in par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, or in the case of any consolidation of the Corporation with, or merger of the Corporation into another corporation other than a consolidation or merger in which the Corporation is the surviving corporation and which does not result in any reclassification or change of the outstanding shares of Common Stock, except a change as a result of a subdivision or combination of such shares or a change in par value, as aforesaid, or in the case of a sale or conveyance to another corporation of the property of the Corporation as an entirety), the holder of this Option, which is to be issued on or after 2004, shall thereafter have the right to purchase the kind and number of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance at a price equal to the product of(x) the number of shares issuable upon exercise of this Option and (y) the Exercise Price in effect immediately prior to the record date for such reclassification, change, consolidation, merger, sale or conveyance as if such holder had exercised this Option.

(f)           No Adjustment of Exercise Price in Certain Cases. No adjustment of the Exercise Price shall be made:

(i)           Upon the issuance or sale of the Options or the shares of Common Stock issuable upon the exercise thereof or

(ii)           Upon the issuance or sale of shares of Common Stock upon the exercise of options, rights or warrants, or upon the conversion or exchange of convertible or exchangeable securities in any case where the Exercise Price was adjusted at the time of issuance of such options, rights or warrants, or convertible or exchangeable securities, as contemplated by Section 6(b) hereof; or

(iii)           If the amount of said adjustment shall be less than 10 cents per share, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least 10 cents per share.

7.           Exchange and Replacement of Option. This Option, which is to be issued on or after 2009, is exchangeable without expense, upon the surrender hereof by the registered holder at the principal executive office of the Corporation, for a new Option of like tenor and date representing in the aggregate the right to purchase the same number of shares as are purchasable hereunder in such denominations as shall be designated by the registered holder hereof at the time of such surrender.

Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option, and, in the case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Corporation of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Option, if mutilated, the Corporation will make and delivery a new Option of like tenor, in lieu of this Option.

8.           Compliance with Laws and Regulations. The issuance and transfer of Shares shall be subject to compliance by the Corporation and the Optionee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Corporation's common stock may be listed at the time of such issuance or transfer. Optionee understands that the Corporation is not under any obligation to register or qualify the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

9.           Nontransferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of the Optionee.

10.           Interpretation. My dispute regarding the interpretation of this agreement shall be submitted by Optionee forthwith to the Corporation's Board of Directors, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board shall be final and binding on the Optionee.

11.           Entire Agreement. The Notice attached as Exhibit "A" is incorporated herein by reference. This Grant and the Notice constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

12.           Applicable Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida.

OCEAN O-CHEM, INC.

By:	/s/ Jeffrey Barocas
Name:	Jeffrey Barocas
Title:	Chief Financial Officer

ACCEPTANCE

Optionee hereby acknowledges receipt, represents that Optionee has read and understands the terms and provisions thereof, and accepts this Renewal Option subject to all the terms and provisions of this Grant. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that Optionee should consult a tax adviser prior to such exercise or disposition.

/s/ Peter G. Dornau
Optionee

EXHIBIT "A"

NOTICE OF EXERCISE OF STOCK OPTION

The undersigned ("Optionee") hereby exercises his option to purchase Shares pursuant to this Option originally granted on March 25, 2009.

Enclosed is the sum of $____________________ representing the Exercise Price for the Shares.

Signature